As filed with the Securities and Exchange Commission on July 27, 2016.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMBER LIQUIDATORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-1310817 (I.R.S. Employer Identification No.)

3000 John Deere Road

Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated

Lumber Liquidators Holdings, Inc.

2011 Equity Compensation Plan

(Full title of the plan)

Jill Witter

Chief Compliance and Legal Officer

3000 John Deere Road

Toano, Virginia 23168

(Name and address of agent for service)

(757) 259-4280

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	750,000	$17.19	$12,892,500	$1,299
(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Pursuant to Rule 457(h), the offering price is based on the average of the high ($17.45) and low ($16.93) prices of a share of Common Stock as reported on the New York Stock Exchange on July 21, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”);

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Stockholders held on May 23, 2016 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016;

(4)	the Registrant’s Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed February 9, 2016, February 16, 2016, February 29, 2016 (Item 5.02 only), March 7, 2016, March 22, 2016, March 25, 2016, April 5, 2016, May 19, 2016, May 25, 2016, June 17, 2016, July 12, 2016, and July 22, 2016;

(5)	the description of the Registrant’s Common Stock as set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection to the Registrant or its subsidiaries requiring disclosure herein.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement may be entitled. Further, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability for directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Further, the Registrant’s certificate of incorporation and bylaws provide, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Registrant’s board of directors.

The Registrant’s certificate of incorporation and bylaws provide that the right to indemnification shall include the right to be paid by the Registrant the expenses (including attorneys’ fees) incurred in defending such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under the certificate of incorporation, bylaws or otherwise; and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Registrant’s board of directors may deem advisable. The Registrant’s certificate of incorporation and bylaws also permit it to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Registrant has in the past and may in the future enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. These agreements will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in the Registrant’s bylaws, and govern the process by which claims for indemnification are considered.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Lumber Liquidators Holdings, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.2	By-Laws of Lumber Liquidators Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.3	Form of Certificate of Common Stock of Lumber Liquidators Holdings, Inc. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.4	Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 25, 2016 (File No. 001-33767), and incorporated by reference).

5.1	Opinion of Williams Mullen. *

23.1	Consent of Ernst & Young. *

23.2	Consent of Williams Mullen (included in Exhibit 5.1). *

24.1	Powers of Attorney (included on the signature page hereto). *

* Filed herewith.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, the paragraphs (1)(i) and 1(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of James City, Commonwealth of Virginia, on July 27, 2016.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ Gregory A. Whirley, Jr.
Gregory A. Whirley, Jr.
Interim Chief Financial Officer and
Senior Vice President, Finance

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Jill Witter, Roger Smith, and Gregory A. Whirley, Jr. as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John M. Presley John M. Presley	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2016
/s/ Gregory A. Whirley, Jr. Gregory A. Whirley Jr.	Interim Chief Financial Officer and Senior Vice President, Finance (Principal Financial and Principal Accounting Officer)	July 27, 2016
/s/ Nancy M. Taylor Nancy M. Taylor	Chairperson of the Board	July 27, 2016
s/ Douglas T. Moore Douglas T. Moore	Director	July 27, 2016
s/ Peter B. Robinson Peter B. Robinson	Director	July 27, 2016
/s/ Martin F. Roper Martin F. Roper	Director	July 27, 2016
/s/ Thomas D. Sullivan Thomas D. Sullivan	Director	July 27, 2016
/s/ Jimmie L. Wade Jimmie L. Wade	Director	July 27, 2016
/s/ W. Stephen Cannon W. Stephen Cannon	Director	July 27, 2016

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Lumber Liquidators Holdings, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.2	By-Laws of Lumber Liquidators Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.3	Form of Certificate of Common Stock of Lumber Liquidators Holdings, Inc. (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on January 4, 2010 (File No. 001-33767), and incorporated by reference).

4.4	Amended and Restated Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 25, 2016 (File No. 001-33767), and incorporated by reference).

5.1	Opinion of Williams Mullen. *

23.1	Consent of Ernst & Young. *

23.2	Consent of Williams Mullen (included in Exhibit 5.1). *

24.1	Powers of Attorney (included on the signature page hereto). *

* Filed herewith.